Exhibit 99.1

TransDigm Group Reports Fiscal 2014 Third Quarter Results

Cleveland, Ohio, August 5, 2014/PRNewswire — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended June 28, 2014.

Highlights for the third quarter include:

•	Net sales of $610.6 million, up 25.0% from $488.6 million;

•	EBITDA As Defined of $275.6 million, up 18.8% from $231.9 million;

•	Declared and paid a special dividend of $1.43 billion, or $25.00 per share, and related dividend equivalent payments;

•	Net income of $16.2 million, down from net income of $76.7 million, primarily due to one-time refinancing expenses;

•	Loss per share of $1.66, down from net earnings per share of $0.71, primarily due to dividend equivalent payments and previously mentioned refinancing expenses;

•	Adjusted earnings per share of $2.02, up 6.9% from $1.89; and

•	Revisions to fiscal 2014 financial guidance.

Net sales for the quarter rose 25.0% to $610.6 million from $488.6 million in the comparable quarter a year ago. Organic net sales grew approximately 6.9%. The contribution from the acquisitions of Aerosonic, Airborne, Arkwin, Elektro-Metall (EME) and Whippany Actuation accounted for the balance of the increase in net sales.

Net income for the quarter decreased 78.9% to $16.2 million, or $1.66 loss per share, compared with $76.7 million, or $0.71 income per share, in the comparable quarter a year ago. Earnings per share were reduced in both 2014 and 2013 by $1.94 per share and $0.70 per share respectively, representing dividend equivalent payments made during each quarter. The current quarter included one-time costs attributable to the refinancing of our capital structure in June 2014 of $88.6 million, net of tax, or $1.55 per share. The proceeds from the refinancing were used primarily to fund a $25.00 per share dividend, repayment of our $1.6 billion aggregate principal amount of 7.75% Senior Subordinated Notes due 2018 and related payments and fees. The decrease in net income also reflects higher interest expense due to an increase in the level of outstanding borrowings to $6.3 billion from $4.3 billion outstanding in the comparable quarter last year. This decrease in net income is partially offset by the growth in net sales described above and lower non-cash compensation costs. The current quarter included non-cash compensation costs of $4.4 million, net of tax, or $0.08 per share. The comparable quarter a year ago reflected non-cash compensation costs of $21.3 million, net of tax, or $0.39 per share.

Adjusted net income for the quarter rose 12.1% to $115.6 million, or $2.02 per share, from $103.1 million, or $1.89 per share, in the comparable quarter a year ago. The adjusted earnings per share increase of 6.9% was lower than the increase in adjusted net income of 12.1% as a result of higher weighted average shares of 57.2 million, up from 54.5 million in the prior year period.

EBITDA for the quarter decreased 30.9% to $133.3 million from $192.8 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 18.8% to $275.6 million compared with $231.9 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 45.1%.

“I am pleased with our operating results for both the fiscal third quarter and year-to-date periods,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “The continuing signs of a recovery in the commercial aftermarket are encouraging as our sales rose sequentially and were up significantly versus the prior year quarter. The military picture was mixed with sales down versus the prior year quarter while bookings were up. After adjusting for dilution of over three margin points from the acquisitions completed in fiscal 2013 and first half of fiscal 2014, our year-to-date EBITDA As Defined margin was approximately 48%.”

Mr. Howley continued, “During the quarter, we successfully refinanced our capital structure allowing us to accelerate returns to shareholders via a special dividend of $25.00 per share and refinance our existing $1.6 billion of 7  3⁄4% Senior Subordinated Notes to take advantage of a favorable credit market. We ended the quarter with approximately $730 million in cash and significant additional capacity under our credit agreement to provide us financial flexibility.”

Year-to-Date Results

Net sales for the thirty-nine week period ended June 28, 2014 rose 25.0% to $1,730.7 million from $1,384.7 million in the comparable period last year. Organic net sales grew approximately 7.3%. The contribution from the acquisitions of Aerosonic, Airborne, Arkwin, EME and Whippany Actuation accounted for the balance of the increase in net sales.

Net income for the thirty-nine week period decreased 11.9% to $192.7 million, or $1.26 per share, compared with $218.8 million, or $2.62 per share, in the comparable period last year. Earnings per share were reduced in both fiscal 2014 and 2013 by $2.11 per share and $1.40 per share respectively, representing dividend equivalent payments made during each fiscal year. The current year included one-time costs attributable to the refinancing of our capital structure in June 2014 of $88.4 million, net of tax, or $1.55 per share. The prior year included one-time costs attributable to the refinancing of our senior secured credit facility in February 2013 of $20.4 million, net of tax, or $0.38 per share. The decrease in net income also reflects higher interest expense due to an increase in outstanding borrowings. This was partially offset by the growth in net sales described above and lower non-cash compensation costs. The thirty-nine week period ended June 28, 2014 included non-cash compensation costs of $12.7 million, net of tax, or $0.22 per share. The comparable period a year ago reflected non-cash compensation costs of $31.0 million, net of tax, or $0.57 per share.

Adjusted net income for the thirty-nine week period rose 13.1% to $317.1 million, or $5.55 per share, from $280.4 million, or $5.15 per share, in the comparable period a year ago. The adjusted earnings per share increase of 7.8% was lower than the increase in adjusted net income of 13.1% as a result of higher weighted average shares of 57.1 million, up from 54.5 million in the prior year period.

EBITDA for the thirty-nine week period increased 8.7% to $612.2 million from $563.2 million for the comparable period a year ago. EBITDA As Defined for the period increased 19.9% to $782.1 million compared with $652.1 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 45.2%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2014 Outlook

Mr. Howley continued, “We are increasing the full year fiscal 2014 sales and EBITDA As Defined guidance primarily to reflect performance experienced to date and our current expectations for the fourth quarter. We are decreasing EPS and adjusted EPS guidance to reflect the impact of the recent dividend and refinancing.”

The Company is adjusting full year fiscal 2014 guidance, which assumes no additional acquisitions, as follows:

•	Net sales are anticipated to be in the range of $2,344 million to $2,370 million (previously in the range of $2,317 million to $2,367 million) compared with $1,924 million in fiscal 2013;

•	EBITDA As Defined is anticipated to be in the range of $1,061 million to $1,073 million (previously in the range of $1,046 million to $1,068 million) compared with $900 million in fiscal 2013;

•	Net income is anticipated to be in the range of $293 million to $299 million (previously in the range of $380 million to $394 million) compared with $303 million in fiscal 2013;

•	Earnings per share are expected to be in the range of $2.96 to $3.06 per share (previously in the range of $6.33 to $6.57 per share) compared with $2.39 per share in fiscal 2013; and

•	Adjusted earnings per share are expected to be in the range of $7.47 to $7.57 per share (previously in the range of $7.46 to $7.70 per share) compared with $6.90 per share in fiscal 2013.

Conference Call

TransDigm Group will host a conference call for investors and security analysts on August 5, 2014, beginning at 11:00 a.m., Eastern Time. To join the call, dial (877) 703-6102 and enter the pass code 71852121. International callers should dial (857) 244-7301 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 47302455. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2014 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol

Investor Relations

(216) 706-2945

ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED
JUNE 28, 2014 AND JUNE 29, 2013	Table 1
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
NET SALES	$610,582	$488,636	$1,730,665	$1,384,663
COST OF SALES	283,054	219,650	811,419	617,820

GROSS PROFIT	327,528	268,986	919,246	766,843
SELLING AND ADMINISTRATIVE EXPENSES	71,146	82,773	199,761	193,397
AMORTIZATION OF INTANGIBLE ASSETS	16,402	9,489	50,385	29,764

INCOME FROM OPERATIONS	239,980	176,724	669,100	543,682
INTEREST EXPENSE - Net	87,613	62,469	250,755	189,439
REFINANCING COSTS	131,490	—	131,490	30,281

INCOME BEFORE INCOME TAXES	20,877	114,255	286,855	323,962
INCOME TAX PROVISION	4,700	37,600	94,200	105,200

NET INCOME	$16,177	$76,655	$192,655	$218,762

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(94,726)	$38,679	$72,127	$142,656

Net earnings (loss) per share:
Basic and diluted	$(1.66)	$0.71	$1.26	$2.62
Cash dividends paid per common share	$25.00	$—	$25.00	$12.85
Weighted-average shares outstanding:
Basic and diluted	57,170	54,506	57,077	54,470

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF EBITDA AND
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED
JUNE 28, 2014 AND JUNE 29, 2013	Table 2
(Amounts in thousands)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net income	$16,177	$76,655	$192,655	$218,762
Adjustments:
Depreciation and amortization expense	24,821	16,062	74,541	49,835
Interest expense, net	87,613	62,469	250,755	189,439
Income tax provision	4,700	37,600	94,200	105,200

EBITDA	133,311	192,786	612,151	563,236
Adjustments:
Acquisition related expenses and adjustments (1)	2,355	7,381	17,493	12,556
Non-cash stock compensation expense(2)	6,516	31,718	18,849	45,980
Refinancing costs(3)	131,490	—	131,490	30,281
Other nonrecurring charges	1,912	—	2,126	—

Gross Adjustments to EBITDA	142,273	39,099	169,958	88,817

EBITDA As Defined	$275,584	$231,885	$782,109	$652,053

EBITDA As Defined, Margin (4)	45.1%	47.5%	45.2%	47.1%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents costs expensed including the premium paid to redeem our 2018 Notes in June 2014 and the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013, respectively.
(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF
REPORTED EARNINGS (LOSS) PER SHARE TO
ADJUSTED EARNINGS PER SHARE	Table 3
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED
JUNE 28, 2014 AND JUNE 29, 2013
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Reported Earnings (Loss) Per Share
Net income	$16,177	$76,655	$192,655	$218,762
Less: dividends on participating securities	(110,903)	(37,976)	(120,528)	(76,106)

Net income (loss) applicable to common stock—basic and diluted	$(94,726)	$38,679	$72,127	$142,656

Weighted-average shares outstanding under the two-class method:
Weighted average common shares outstanding	52,915	52,439	52,802	52,147
Vested options deemed participating securities	4,255	2,067	4,275	2,323

Total shares for basic and diluted earnings per share	57,170	54,506	57,077	54,470

Basic and diluted earnings (loss) per share	$(1.66)	$0.71	$1.26	$2.62

Adjusted Earnings Per Share
Net income	$16,177	$76,655	$192,655	$218,762
Gross adjustments to EBITDA	142,273	39,099	169,958	88,817
Purchase accounting backlog amortization	5,303	275	15,268	2,461
Tax adjustment	(48,157)	(12,910)	(60,826)	(29,641)

Adjusted net income	$115,596	$103,119	$317,055	$280,399

Adjusted diluted earnings per share under the two-class method	$2.02	$1.89	$5.55	$5.15

Diluted Earnings (Loss) Per Share to Adjusted Earnings Per Share
Diluted earnings (loss) per share	$(1.66)	$0.71	$1.26	$2.62
Adjustments to diluted earnings (loss) per share:
Inclusion of the dividend equivalent payment	1.94	0.70	2.11	1.40
Non-cash stock compensation expense	0.08	0.39	0.22	0.57
Acquisition related expenses	0.09	0.09	0.38	0.18
Refinancing costs	1.55	—	1.55	0.38
Other nonrecurring charges	0.02	—	0.03	—

Adjusted earnings per share	$2.02	$1.89	$5.55	$5.15

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITES TO EBITDA AND EBITDA AS DEFINED
FOR THE THIRTY-NINE WEEK PERIODS ENDED
JUNE 28, 2014 AND JUNE 29, 2013	Table 4
(Amounts in thousands)
(Unaudited)

	Thirty-Nine Week Periods Ended
	June 28, 2014	June 29, 2013
Net Cash Provided by Operating Activities	$349,529	$267,035
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	34,092	49,671
Net gain on sale of real estate	804	—
Interest expense—net (1)	240,857	180,582
Income tax provision—current	96,727	98,424
Non-cash stock compensation expense(2)	(18,849)	(45,980)
Excess tax benefit from exercise of stock options	40,481	43,785
Refinancing costs (4)	(131,490)	(30,281)

EBITDA	612,151	563,236
Adjustments:
Acquisition related expenses(3)	17,493	12,556
Non-cash stock compensation expense (2)	18,849	45,980
Refinancing costs(4)	131,490	30,281
Other nonrecurring charges	2,126	—

EBITDA As Defined	$782,109	$652,053

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(4)	Represents costs expensed including the premium paid to redeem our 2018 Notes in June 2014 and the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013, respectively.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—BALANCE SHEET DATA
(Amounts in thousands)	Table 5
(Unaudited)

	June 28, 2014	September 30, 2013
Cash and cash equivalents	$729,134	$564,740
Trade accounts receivable—Net	353,318	290,449
Inventories—Net	461,629	413,581

Short-term borrowing—trade receivables securitization facility	200,000	—
Current portion of long-term debt	39,295	31,045
Accounts payable	94,783	106,768
Accrued current liabilities	217,643	184,687

Long-term debt	7,251,421	5,700,193

Total stockholders’ deficit	(1,591,507)	(336,381)